Exhibit 99.1
March 31, 2016

To Our Shareholders,

All of us here at Urban Edge Properties are pleased to provide you with our inaugural Annual Report. We completed the spin-off from Vornado Realty Trust on January 15, 2015. We are grateful for Vornado’s thoughtful approach in structuring Urban Edge to ensure its success. We are off to a great start and are excited about our platform, our properties, and our people.

Our portfolio is unique, with nearly two-thirds of our asset value located in the New York metropolitan area, primarily in densely populated, affluent trade areas with significant barriers to entry. We are one of the largest retail real estate owners in the region, possessing unique local knowledge and expertise and enjoy material operational efficiencies. Assembling a comparable portfolio would take decades because so few assets of this quality ever trade in this region.

We have formulated a strategic plan that increases same property net operating income (NOI) by 2-3% annually and that invests $300+ million in redevelopment. Key redevelopment initiatives include expanding centers, repositioning anchors and other tenants and renovating properties. Many of our centers are ripe for redevelopment due to their location, age, size and current tenancy. Over the next three years, we expect the implementation of this plan will produce a $5-6 per share increase in our net asset value (NAV) and a $0.24-0.29 per share increase in Recurring Funds from Operations (FFO) to $1.45-$1.50 per share. Our strategic plan can be found in the Investor section of our website (www.uedge.com).

STOCK PERFORMANCE

Our total shareholder return from 1/15/15 through 3/31/16 relative to comparable indices follows. Urban Edge is a component of the S&P MidCap 400 Index.

Urban Edge Properties	13.7%

RMZ (REIT) Index	2.0%
Bloomberg Shopping Center Index	3.5%
S&P 500	6.3%
S&P 400 MidCap Index	4.7%

2015 RESULTS

Our 2015 financial and operating results were strong.

Recurring FFO was $1.21 per share, well above our initial expectations. Higher occupancy, positive leasing spreads, improved expense recovery rates, and lower general and administrative costs fueled this result. Same property NOI increased 4.1% over 2014.

Same property retail occupancy was 97.2% at year end, up 90 basis points from 2014. While increasing occupancy is an important goal, achieving higher rents and favorable lease terms from the right tenants is even more important. Rent on new leases, renewals and options increased 9% in 2015.

As noted earlier, we have a $300+ million redevelopment plan. We project an average unleveraged return of approximately 10% on this investment, nearly double the return we could earn if we acquired comparable properties in the open market. We estimate that this investment will increase our net asset value by $2-3 per share.

The most significant property in our redevelopment pipeline is The Outlets at Bergen Town Center in Paramus, NJ. This property is our largest asset and one of the most successful, value-oriented, hybrid retail centers in the country. Its unique tenant mix includes outlets, discounters, necessities and a variety of food offerings. The property is anchored by Target, Whole Foods and Century 21 and includes Nordstrom Rack, Saks Off Fifth, Bloomingdale’s Outlet, Last Call Studio by Neiman Marcus, Marshalls, HomeGoods, H&M, Gap Outlet, Nike Factory Store and more. We will continue to upgrade and expand the center with new and exciting retailers.

BALANCE SHEET

We have low leverage, minimal short-term debt maturities and plenty of cash and line of credit availability. As of December 31, 2015, we had $169 million in cash and full availability under our $500 million line of credit. Our net debt to adjusted EBITDA was 5.8x and our net debt to total capitalization was less than 30%, as of December 31, 2015. Our debt has a weighted average term to maturity of 5.8 years, among the longest in our sector. We have less than $125 million of debt coming due over the next four years. We have sufficient liquidity to execute our strategic plan.

BOARD AND MANAGEMENT TEAM

We have an extraordinary Board of Trustees. All are engaged and focused on long-term strategy and maximizing shareholder value. In addition to me, the trustees include:

•	Steve Roth, Chairman and CEO, Vornado Realty Trust

•	Steve Guttman, founder and CEO, Storage Deluxe, former Chairman and CEO, Federal Realty Trust

•	Kevin O’Shea, Chief Financial Officer, AvalonBay Communities

•	Michael Gould, former Chairman and CEO, Bloomingdale's

•	Steve Grapstein, former Chairman, Tesoro Corporation and A/X Armani Exchange

•	Amy Lane, former Managing Director/Group Leader of Merrill Lynch’s Global Retailing Investment Banking Group

Our management team is highly motivated and unified around our strategic plan.

Bob Minutoli, our Chief Operating Officer, spent 27 years at The Rouse Company managing development, construction, acquisitions, dispositions and new business. Execution is his strong suit and he pays attention to every detail.

Mark Langer, our Chief Financial Officer, has been my business partner for many years. We worked together for seven years at Equity One where we completed a portfolio transformation while improving the company’s balance sheet.

Herb Eilberg, our Chief Investment Officer, came to us from Acadia Realty Trust where he was Senior Vice President, Acquisitions. Herb knows the New York metropolitan area well and brought us our first acquisition in Queens.

Michael Zucker, our head of leasing, is the driving force behind both our rising occupancy rates and the rapid advancement of our redevelopment pipeline. We recently promoted Michael to Executive Vice President and look forward to the many deals he and his team will complete in the years ahead.

We have a terrific organization consisting of 120 dedicated employees, many who have worked on this portfolio for over 10 years. We are grateful for the team’s hard work this past year, especially considering it was our first as an independent, public company.

CAPITAL ALLOCATION PHILOSOPHY

The most important responsibility we have is to properly allocate capital. Capital allocation is paramount for long-term stock outperformance. A few of our guiding principles follow:

First, NAV per share is the primary metric guiding our decisions. We evaluate every leasing, financing and capital decision in this context.

Second, operating with low leverage is fundamental to outperformance over an extended time period. Most of the money made in real estate occurs at the bottom of cycles when investors are paralyzed.

Third, new investments should exceed our cost of capital on a risk-adjusted basis and should be accretive to NAV on a per share basis.

Fourth, the current acquisition environment is challenging with high-quality centers trading at sub-6% internal rates of return. We are always looking, but our focus is on finding land and/or buildings adjacent to our existing centers where we can add value by combining them with our property.

Fifth, it is a good time to be a seller. As we find acquisitions, we will likely dispose of assets in non-core markets or with lower growth profiles.

Lastly, there is no better place to invest our time and capital than in our existing assets. Redevelopment provides attractive risk-adjusted returns while improving the competitive positioning and enhancing the value of our assets. This decision is made even easier as we expect to earn 10% on our $300+ million investment in redevelopment.

It has been a busy, successful and rewarding first year. We delivered better than expected performance and laid the foundation for sustained future growth. We hope that you share our excitement about the company’s prospects in the years ahead.

Sincerely,

Jeffrey S. Olson
Chairman and Chief Executive Officer

NON- GAAP FINANCIAL MEASURES

FFO, Recurring FFO, NOI, same-property NOI , EBITDA and Adjusted EBITDA are presented to assist investors in analyzing the Company's operating performance. Neither FFO nor Recurring FFO (i) represents cash flow from operations as defined by GAAP, (ii) is indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is an alternative to cash flow as a measure of liquidity, or (iv) should be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating the Company’s operating performance. The Company believes net income attributable to common shareholders is the most directly comparable GAAP financial measure to FFO and Recurring FFO while income before income taxes is the most directly comparable GAAP financial measure to NOI and same-property NOI and net income (loss) is the most directly comparable GAAP financial measure to EBITDA and Adjusted EBITDA. Reconciliations of these measures to their respective comparable GAAP measures have been provided in the tables below.

Reconciliation of Net Income Attributable to Common Shareholders to FFO and Recurring FFO

The following table reflects the reconciliation of FFO and Recurring FFO to net income attributable to common shareholders, the most directly comparable GAAP measure, for the year ended December 31, 2015.

Year Ended December 31, 2015
(in thousands)
Net income attributable to common shareholders	$38,785
Adjustments:
Rental property depreciation and amortization	56,619
Limited partnership interests in operating partnership	2,547
FFO Applicable to diluted common shareholders	97,951
FFO per diluted common share(1)	0.93

Transaction costs	24,011
One-time equity awards related to the spin-off	7,143
Environmental remediation costs	1,379
Severance costs	693
Tenant bankruptcy settlement income	(3,738)
Real estate tax settlement income related to prior periods	(532)
Debt restructuring expenses	1,034
Recurring FFO Applicable to diluted common shareholders	$127,941
Recurring FFO per diluted common share(1)	$1.21

Weighted average diluted common shares(1)	105,375
(1) Weighted average diluted shares used to calculate FFO per share and Recurring FFO per share for the year ended December 31, 2015 is higher than the GAAP weighted average diluted shares as a result of the dilutive impact of the 6.1 million Operating Partnership and LTIP units which are redeemable into our common shares. These redeemable units are not included in the weighted average diluted share count for the year ended December 31, 2015 for GAAP purposes because their inclusion is anti-dilutive.

Reconciliation of Income before Income Taxes to NOI and Same-Property NOI

The following table reflects the reconciliation of NOI, same-property NOI (with and without redevelopment) to income before income taxes, the most directly comparable GAAP measure, for the year ended December 31, 2015 and 2014.

	Year Ended December 31,
(Amounts in thousands)	2015	2014
Income before income taxes	$42,642	$67,515
Interest income	(150)	(35)
Interest and debt expense	55,584	54,960
Operating income	98,076	122,440
Depreciation and amortization	57,253	53,653
General and administrative expense	32,044	17,820
Transaction costs	24,011	8,604
Subtotal	211,384	202,517
Less: non-cash rental income	(7,468)	(10,880)
Add: non-cash ground rent expense	1,346	1,531
NOI	205,262	193,168
Adjustments:
NOI related to properties being redeveloped	(16,039)	(15,598)
Tenant bankruptcy settlement and lease termination income	(4,022)	(260)
Environmental remediation costs	1,379	(272)
Real estate tax settlement income related to prior periods	(532)	—
NOI related to properties acquired, disposed, or in foreclosure	(611)	(471)
Management and development fee income from non-owned properties	(2,261)	(535)
Other	(69)	(53)
Subtotal adjustments	(22,155)	(17,189)
Same-property NOI	$183,107	$175,979
Adjustments:
NOI related to properties being redeveloped	16,039	15,598
Same-property NOI including properties in redevelopment	$199,146	$191,577

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

The following table reflects the reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable GAAP measure, for the twelve months ended December 31, 2015 and 2014.

	Twelve Months Ended December 31,
(Amounts in thousands)	2015	2014
Net income	$41,348	$65,794
Depreciation and amortization	57,253	53,653
Interest and debt expense	55,584	54,960
Income tax expense	1,294	1,721
EBITDA	155,479	176,128
Adjustments for Adjusted EBITDA:
Transaction costs	24,011	8,604
One-time equity awards related to the spin-off	7,143	—
Environmental remediation costs	1,379	—
Severance costs	693	—
Tenant bankruptcy settlement income	(3,738)	—
Real estate tax settlement income related to prior periods	(532)	—
Adjusted EBITDA	$184,435	$184,732